Exhibit 10(an) – Certain Compensation of Certain Executive Officers

Certain Compensation of Certain Executive Officers

Charles L. McNairy, Avatar’s Executive Vice President, Treasurer and Chief Financial Officer is not employed pursuant to an employment agreement. Currently, he is paid a base salary of $250,000 per annum plus a discretionary annual bonus. For 2004 he was awarded a bonus of $25,000.